Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Memry Corporation Q2 FY’08 Revenue Up 10.6% to $13.8M; Net Income $0.01 Per Diluted Share
Company anticipates full year revenue growth in the nitinol segment

Bethel, Conn., February 6, 2008 -- Memry Corporation (AMEX: MRY) reported today that revenues for the second quarter of fiscal year 2008 ended December 31, 2007 increased 10.6% to $13,829,000, compared with $12,506,000 reported in the comparable quarter a year earlier. The company reported net income of $191,000, or $0.01 per diluted share, compared with a net loss of $280,000, or $0.01 per diluted share, in the comparable quarter of fiscal year 2007.

Revenues for the first six months of the 2008 fiscal year were up 5% to $27,659,000 from $26,336,000 in the first six months of fiscal year 2007. Net income for the first six months of fiscal year 2008 was $615,000, or $0.02 per diluted share, compared to $735,000, or $0.02 per diluted share, for the same period in fiscal year 2007.

Memry Chief Executive Officer Robert Belcher said, “This was an excellent quarter for our nitinol products segment. We recorded increased sales of both wire and tube-based stent components as well as our Endocatch™ product line and superelastic nitinol tube. Our nitinol products segment was up 21.6% to $10,138,000 from $8,334,000 in the second quarter last year with a gross profit margin of 37.7%.

“Last year our polymer products segment introduced a new line of products specifically for medical polymer tubing in anticipation of increased revenues. However, polymer products segment revenue slipped from $4,198,000 in the second quarter of fiscal year 2007 to revenue of $3,724,000 with a gross profit margin of 22.5%. This was the result of decreased shipments of catheter and guidewire products associated partially with one customer’s excess inventory, combined with our increased spending on personnel and new equipment to support Memry’s expansion into secondary operations for the polymer products segment.

“Operating expenses in the second fiscal quarter 2008 were unfavorably impacted by the Kentucky Oil trial. We incurred $400,000 more in litigation expenses this quarter compared to the same quarter last year. In addition, research and development expenses increased by 44.8% in the second quarter primarily due to an increase in time spent on company development activities and less time spent on customer funded projects. Operating expenses for the first six months of the 2008 fiscal year were up 11.8% or $893,000 with increased litigation and research and development expenses up $410,000 and $312,000 respectively.

“Looking forward, we anticipate revenues in the second half of fiscal 2008 to be strong, with the nitinol product segment performing particularly well. We should show noticeable full year revenue growth in the nitinol segment for the first time in three years and we anticipate ending the year with our strongest ever pipeline of developmental products. Second half operating expenses should be lower than the prior year due to the completion of the jury portion of the Kentucky Oil trial and a corresponding drop in litigation expenses.

“In December, a jury awarded Kentucky Oil $6 million in damages associated with a lawsuit against us for alleged breach of contract. The court has not entered judgment and a hearing on the outstanding motions is currently scheduled for April 16, 2008. As previously stated, we have long maintained that Kentucky Oil's claim for damages is totally without merit. Although the jury ruling was a setback, we are defending our position and we will appeal any adverse final trial court ruling. The ultimate outcome of this litigation is far from certain and the amount of damages the company may be required to pay remains uncertain. We have not recorded any additional liability related to this litigation as we continue to vigorously and aggressively defend our interests,” Belcher said.

Chief Financial Officer Richard Sowerby said, “Our balance sheet is strong and we continue to generate positive cash flow. We remain essentially debt free. We had a healthy improvement in gross profit margins to 33.7% of revenues in the quarter, thanks to a strong showing from our nitinol product segment. Adjusted EBITDA increased $1,008,000 in the second quarter, a 94.1% increase versus the prior year. On a sequential basis, Adjusted EBITDA has improved for the fourth consecutive quarter in both dollars and as a percentage of revenues. We are controlling expenses without affecting the quality of our operations or our growing pipeline of new products.”

A copy of the financial statements follows.

The company will host a conference call with CEO Robert Belcher and senior members of the management team on Thursday, February 7, 2008 at 11 a.m. Eastern. The call will cover Memry’s 2008 second quarter earnings. Robert Belcher will open the conference call, followed by a question-and-answer session.

To participate in this call, dial 877-407-8031 any time after 10:55 a.m. Eastern on February 7, 2008. International callers should dial 201-689-8031.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact CFO Richard F. Sowerby at 203-739-1100, e-mail: Richard_Sowerby@Memry.com: or Julie Marshall or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive e-mail notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s most recent 10-K and other periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

Memry Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2007 and June 30, 2007
(Unaudited)

	December 31, 2007	June 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$2,959,000	$2,401,000
Accounts receivable, net	6,793,000	6,312,000
Inventories	6,428,000	6,230,000
Deferred tax assets	1,537,000	1,537,000
Prepaid expenses and other current assets	311,000	381,000
Total current assets	18,028,000	16,861,000
Property, plant and equipment, net	9,022,000	8,817,000

Other assets
Intangible assets, net	6,165,000	6,500,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, net	70,000	89,000
Deferred tax assets	1,407,000	1,769,000
Investment	409,000	409,000
Deposits and other assets	158,000	155,000
Total other assets	22,355,000	23,068,000
TOTAL ASSETS	$49,405,000	$48,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$6,259,000	$5,606,000
Notes payable	222,000	970,000
Income tax payable	6,000	50,000
Total current liabilities	6,487,000	6,626,000
Notes payable, less current maturities	568,000	645,000
Other non-current liabilities	---	125,000
Stockholders’ equity
Common stock	299,000	299,000
Additional paid-in capital	56,776,000	56,471,000
Accumulated deficit	(14,725,000)	(15,420,000)
Total stockholders’ equity	42,350,000	41,350,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,405,000	$48,746,000

Memry Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three Months and Six Months Ended December 31, 2007 and 2006
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Revenues	$13,829,000	$12,506,000	$27,659,000	$26,336,000
Cost of revenues	9,163,000	9,078,000	18,161,000	17,185,000
Gross profit	4,666,000	3,428,000	9,498,000	9,151,000
Operating expenses
Research and development	488,000	337,000	1,142,000	830,000
General, selling and administration	3,765,000	3,272,000	7,119,000	6,532,000
Amortization of intangible assets	126,000	126,000	252,000	252,000
Other	(20,000)	(8,000)	(31,000)	(25,000)
	4,359,000	3,727,000	8,482,000	7,589,000
Operating income (loss)	307,000	(299,000)	1,016,000	1,562,000
Interest
Expense	(13,000)	(266,000)	(36,000)	(572,000)
Income	22,000	106,000	48,000	198,000
	9,000	(160,000)	12,000	(374,000)
Income (loss) before income taxes	316,000	(459,000)	1,028,000	1,188,000
Provision for (benefit from) income taxes	125,000	(179,000)	413,000	453,000
Net income (loss)	$191,000	$(280,000)	$615,000	$735,000
Net income (loss) per common share
Basic	$0.01	$(0.01)	$0.02	$0.03
Diluted	$0.01	$(0.01)	$0.02	$0.02
Weighted average common shares used in calculation
Basic	29,873,559	29,601,754	29,868,234	29,357,145
Diluted	29,997,608	29,601,754	29,985,032	29,854,376

Memry Corporation and Subsidiaries
Condensed Segment Data
For the Three Months and Six Months Ended December 31, 2007 and 2006
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenues
Nitinol Products Segment	$10,138,000	$8,334,000	$19,728,000	$17,754,000
Polymer Products Segment	3,724,000	4,198,000	8,031,000	8,615,000
Eliminations	(33,000)	(26,000)	(100,000)	(33,000)

Total	$13,829,000	$12,506,000	$27,659,000	$26,336,000

Gross profit
Nitinol Products Segment	$3,827,000	$1,894,000	$6,990,000	$5,651,000
Polymer Products Segment	839,000	1,534,000	2,508,000	3,500,000

Total	$4,666,000	$3,428,000	$9,498,000	$9,151,000

Memry Corporation and Subsidiaries
EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
For the Three Months and Six Months Ended December 31, 2007 and 2006
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenues	$13,829,000	$12,506,000	$27,659,000	$26,336,000

Net Income (Loss)	$191,000	$(280,000)	$615,000	$735,000
Income Taxes	125,000	(179,000)	413,000	453,000
Interest (Income) Expense, Net	(9,000)	160,000	(12,000)	374,000
Depreciation (a)	667,000	528,000	1,229,000	1,123,000
Amortization (b)	168,000	169,000	335,000	336,000

EBITDA	1,142,000	398,000	2,580,000	3,021,000

Stock-based Compensation (c)	152,000	205,000	303,000	380,000
Incremental Litigation and Professional Fees (d)	785,000	468,000	913,000	558,000

Adjusted EBITDA	$2,079,000	$1,071,000	$3,796,000	$3,959,000

Adjusted EBITDA as a % of Revenues	15.0%	8.6%	13.7%	15.0%

a)	Depreciation in the six months ended December 31, 2007 is shown net of the $106,000 non-cash reversal of an asset retirement obligation.
b)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
c)	Stock-based compensation represents non-cash items.
d)	Incremental litigation and professional fees are professional fees for litigation defense and the implementation of Sarbanes-Oxley Section 404 compliance.